UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2016

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 22, 2016, SunPower Philippines Manufacturing Limited (“SPML”), a subsidiary of SunPower Corporation (the “Company”), entered into an agreement (the “Compromise Agreement”) with First Philippine Electric Corporation (“FPEC”) and First Philec Solar Corporation (“FPSC”) to settle all claims, counterclaims, disputes, and proceedings between them. FPSC was a joint venture of FPEC and SPML for the purpose of slicing silicon wafers from ingots. The arbitration and associated litigation has been described in prior filings.

The Compromise Agreement provides for the dismissal and discontinuance of all claims, counterclaims, disputes, and proceedings between FPEC and FPSC on the one hand, and SPML on the other. The parties have filed the appropriate Consent Orders and motions in order to discontinue, terminate, or dismiss (as the case may be) all the legal proceedings that are pending between them in Hong Kong and in the Philippines. Pursuant to the terms of the Compromise Agreement, SPML has paid a total of $50.5 million to FPSC and FPEC in settlement of all claims between the parties. Also pursuant to the Compromise Agreement, SPML will transfer all of its shares in FPSC to FPEC. The Company had previously recorded an accrual related to this matter, and thus the settlement did not have a material impact on the Company’s statements of operations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

July 25, 2016	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer